Exhibit 99.1

NEWS RELEASE 1625 Broadway, Suite 250 Denver, Colorado 80202 Telephone: 303-592-8075 Fax: 303-592-8071 Contact: Lynn Peterson, CEO

KODIAK OIL & GAS CORP. ACQUIRES 5,500 NET ACRES OF WILLISTON BASIN LEASEHOLD PROSPECTIVE FOR BAKKEN AND THREE FORKS OIL PRODUCTION

•      HIGH-WORKING-INTEREST LEASEHOLD IN HEART OF MCKENZIE COUNTY, N.D. BAKKEN PLAY ADDS TO KODIAK’S WILLISTON BASIN POSITION

DENVER, April 6 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming, today announced that it has closed on two separate definitive purchase and sale agreements to acquire additional Williston Basin leasehold.

In the first transaction, Kodiak acquired 5,680 gross mineral acres (4,531 net) in McKenzie County, N.D.  The lands are located on the border of McKenzie and Williams Counties west of the Nesson Anticline, and offset existing Bakken and Three Forks producing wells successfully drilled and completed by other operators such as Newfield Exploration, Continental Resources and Brigham Exploration.

Application has been made to the North Dakota Industrial Commission to include the lands in six 1,280-acre drilling units.  Kodiak intends to operate each of these drilling units.   Assuming two to three well bores per 1,280-acre drilling unit, we anticipate that the acquisition could yield approximately 12 to 18 gross Bakken locations.  The lands also have potential for Three Forks production.  The Company intends to drill at least one Bakken test on the newly acquired lands in 2010.

The contiguous leasehold position was acquired from an undisclosed private party.  Also included in the acquisition are certain surface facilities and equipment associated with a temporarily abandoned well and pipeline infrastructure that ties into a regional natural gas pipeline controlled by a third-party.  The purchase price was not disclosed due to the highly competitive nature of Williston Basin leasing activities.  The acquisition, which closed on April 2, 2010, was funded through the Company’s available cash balances.

Grizzly Project Increases in Size

In the second transaction, the Company increased its working interest by 25% in existing properties in its Grizzly Project area in the Mondak Field located on the southeastern end of the Elm Coulee Field on the Montana/North Dakota boundary in McKenzie

County.  Included in the acquisition is the additional working interest in the Company’s existing lands that are prospective for Bakken and Three Forks production, producing properties, and production facilities.  Kodiak anticipates drilling two wells in the Grizzly Project area with operations commencing in the second quarter 2010.

The Grizzly Project acquisition increases Kodiak’s ownership in this project to 87.5% working interest in 3,907 gross acres (3,419 net), two gross producing well bores (1.75 net), surface facilities and pipeline infrastructure.  The interests were acquired from an undisclosed private party, pursuant to undisclosed terms.  The acquisition, which closed on April 5, 2010, was funded through the Company’s available cash balances.

Management Comment

Commenting on the transactions, Kodiak’s President and CEO Lynn Peterson said:  “These acquisitions are consistent with our Williston Basin growth initiative. We were fortunate to be presented with negotiated-deal opportunities that allowed us to obtain contiguous, high-working-interest properties which we intend to operate.  The high-quality leasehold carries with it reduced geologic risk as proven Bakken and Three Forks reserves and production surround the lands.  Including the new acquisitions, we now control approximately 104,000 gross and 65,000 net acres in the Williston Basin of North Dakota and Montana.  These acquisitions are incremental to our 2010 budget, which, as previously disclosed, does not include potential leasehold acquisitions.  We will most likely seek a partner to participate in the drilling activities in these two areas so that we may commence development drilling as quickly as possible.  Part of our articulated strategy contemplates maintaining a majority working interest in our exploration and development portfolio, and to operate our projects whenever possible.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur.  Such forward looking statements include, without limitation, statements regarding:  the Company’s expectations as to the benefits of the new land acquisitions, expectations regarding the Company’s future drilling operations; and plans to seek a drilling partner and to maintain a majority working interest in our exploration and development portfolio.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11